UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2007

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2007, Bioanalytical Systems, Inc. (the "Company") realigned its executive leadership team. As part of this realignment, effective October 3, 2007, Ronald E. Shoup, Ph.D. ceased to be Chief Operating Officer, BASi Contract Research Services, and became the Chief Scientific Officer of the Company.

On October 3, 2007, the Company also appointed Edward M. Chait, Ph.D, to the newly created position of Chief Business Officer, to hold such office until the next annual meeting of the shareholders of the Company. The Chief Business Officer functions as the principal operating officer of the Company. Mr. Chait, 65, has been Executive Vice President of the Company since August, 2005 and served as Chief Scientific Officer of the Company from August 2005 until September, 2006. Prior to that, from August 2003 to August 2005, Mr. Chait served as the Chief Executive Officer of Spectral Genomics, Inc., a developer of products and services related to molecular genetics and diagnostics enabling the identification of the causal factors of disease at the genetic level. From 2001 to 2003, Mr. Chait served as the Chief Executive Officer of PharmaCore, Inc., a small-molecule drug discovery company providing molecular building blocks, custom organic synthesis and GMP services to biotechnology and pharmaceutical companies. From 1991 to 2001, Mr. Chait was Senior Vice President in charge of Business Development for Intergen Company, a manufacturer of cell culture, diagnostic and research products. Since 2002, Mr. Chait has also served as an advisor to the Purdue Cancer Center, a National Cancer Center designated basic-research cancer center. From 1968 to 1991, Mr. Chait held positions of increasing responsibility in marketing and business development at DuPont in instrument and life science products. Mr. Chait has a Ph.D. in chemistry from Purdue.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: October 9, 2007	By:	/s/ Michael R. Cox
Michael R. Cox Vice President, Finance and Administration, and Chief Financial Officer